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Integrated Systems Consulting Group, Inc.
(in thousands, except per share data)
Exhibit 11.1 - Computation of Net Income Per Share

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                                                                         Three Months Ended              Nine Months Ended
                                                                            September 30                    September 30
                                                                       ----------------------          ----------------------
                                                                        1998            1997            1998           1997
                                                                       ------          ------          ------         -------
Shares used in computing basic net income
     per common share:

     Shares outstanding, beginning of period                            8,045           7,920           7,954           7,857

     Weighted impact of common shares issued
         during the period                                                 31               4              76              57
                                                                       ------          ------          ------          ------
     Total shares used in computing basic
         net income per common share                                    8,076           7,924           8,030           7,914
                                                                       ------          ------          ------          ------

Net income                                                             $1,072          $  945          $3,277          $2,346
                                                                       ------          ------          ------          ------

Basic net income per common share                                      $  .13          $  .12          $  .41          $  .30
                                                                       ------          ------          ------          ------

Shares used in computing diluted net income per common share:

     Shares outstanding, beginning of period                            8,045           7,920           7,954           7,857

     Net incremental shares resulting from assumed
         exercise of stock options and warrants using
         the treasury stock method                                        897             987             946             971

     Weighted impact of common shares issued
         during the period                                                 31               4              76              57
                                                                       ------          ------          ------          ------
     Total shares used in computing diluted
         net income per common share                                    8,973           8,911           8,976           8,885
                                                                       ------          ------          ------          ------

Net income                                                             $1,072          $  945          $3,277          $2,346
                                                                       ------          ------          ------          ------

Diluted net income per common share                                    $  .12          $  .11          $  .37          $  .26
                                                                       ------          ------          ------          ------
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